UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2008

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2008, Mark Simo resigned as Chief Executive Officer of Orange 21 Inc. (the “Company”). The Company’s board of directors (the “Board”) appointed A. Stone Douglass to replace Mr. Simo.

Mr. Douglass joined the Board on August 7, 2008 and was appointed Chairman of the Board effective August 20, 2008. Mr. Douglass is an experienced merchant banker and business management consultant with extensive turnaround and restructuring experience. He has over 30 years of experience in finance and managing public and private companies, including acting as director and/or interim Chief Executive Officer of more than twenty companies. He is a Managing Director of Compass Partners, L.L.C., a merchant bank specializing in restructuring activities, a director of Home Director, Inc., a structural wiring company, Chairman of the Board of Directors and Chief Executive Officer of Neocork Technologies, Inc. and a director of John Forsyth, an apparel manufacturer. Mr. Douglass earned a Bachelor of Science degree in Business Management from Farleigh Dickinson University in 1970.

Mr. Douglass will receive an annual salary of $300,000 and will be eligible for a bonus in the discretion of the Board. Mr. Douglass has also been granted an option to purchase 250,000 shares of common stock at a price of $3.28, which represents the average closing price of the Company’s common stock on the Nasdaq Global Market over the ten trading days preceding his appointment. Mr. Douglass’ option has a ten year term and vests in equal annual installments over four years. Mr. Douglass’ option also accelerates and vests in full upon a change of control.

Item 8.01	Other Events.

Mr. Douglass will immediately commence a comprehensive strategic review of the Company’s business and various options to build value. The Company also intends to streamline operations and rework its executive compensation scheme to align it with the goal of increasing shareholder value. The Company will report back to investors regarding the results of this review and its progress.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by the Company on October 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 1, 2008	ORANGE 21 INC.

	By:	/s/ Jerry Collazo
Jerry Collazo
Chief Financial Officer